EXHIBIT 6.11
                                                                    ------------

                              CONSULTING AGREEMENT


         THIS AGREEMENT is made this ___ day of ______________, 2001, between NOVACORP, L.L.C. ("Novacorp") with its principal office at 112 N. First Street, St. Charles, IL 6074, PRINZ AND ASSOCIATES, L.L.C. ("Prinz") with its principal office at 211 Waukegan Road, Suite 300, Northfield, IL 60093 and RED OAK FINANCIAL CORP. ("Red Oak") with its principal office at 770 Frontage Road, Suite 134, Northfield, IL 60093 (hereinafter collectively referred to as "Consultants"), and EASY MONEY HOLDING CORPORATION (or any derivative company) with its principal address at 5295 Greenwich Road, Suite 108, Virginia Beach, Virginia (hereinafter referred to as the "Company").

WITNESSETH:

         WHEREAS, the Company is engaged in short-term consumer lending, check cashing, deferred presentment and its related application; and

         WHEREAS, Consultants are experienced in advising and assisting business entities in their management matters and assisting business entities to become publicly traded; and

         WHEREAS, Consultants have broad experience in matters which the Company is currently interested; and

         WHEREAS, the Company desires to engage Consultants as independent contractors to serve as consultants to the Company and Consultants desire to serve as consultants to the Company in accordance with the terms and conditions herein; and

         WHEREAS, the Company and the Consultants will work together leveraging the Consultants' relationships in the private and public financial market place in order to maximize the Company's value;

         WHEREAS, the Company may maximize the value of the organization by developing the operation within the Company and engaging n one or more of the following activities (a) become a public company, (b) raise capita; and

         WHEREAS, the Consultants will introduce individuals or entities to the Company in which the Company, at its complete discretion, may employ to perform services on behalf of the Company. The Company is responsible for their compensation.
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         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements hereinafter contained, the parties agree as follows:

1. Term. Subject to the provisions for termination hereinafter provided, the term of this Agreement shall commence on the date of execution of the Agreement and shall terminate on December 31, 2001 (the "Term").

2. Duties. Consultants shall provide the Company with advice, consultation and support as the Company may request from time to time in connection with management of the Company's business, development, implementation and enforcement of the Company's mission as it pertains to the Company and its desire to become a publicly traded entity. Consultants shall use their best efforts to assist Company. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall be construed as a guaranty of performance or results. By separate agreement only, the Consultants may advise Company on acquisitions or mergers. Effective upon the execution of this Agreement, Consultants agree that during the Term of their respective Engagement by the Company and in such capacity shall be responsible for all acts consistent with their respective positions as consultants of the Company as may be reasonably delegated to them to accomplish the following:

         (a) Red Oak shall use its best efforts to cause the Company to be registered on a recognized free trading market (i.e., NASDAQ Small Capitalization Market or Bulletin Board Market). Red Oak will be responsible for accomplishing the Company's goal of becoming publicly traded by doing an IPO, Reverse Merger, or by filing a Public registration statement.

         (b) Red Oak will be responsible for gathering the necessary information and shepherding and assisting the various team members including the Company's' attorneys and accountants, in preparation of the comprehensive filings with the SEC, NASD and necessary state regulatory agencies, including a full description of Company's business and audited financial statements.

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

         (c) Red Oak shall identify and engage the services of a market maker firm that is a member in good standing of the NASD and which said market marker is prepared to file the necessary documentation in its own name, as is required under SEC rules.

         (d) Red Oak will assist in the preparation of the Form 211 and other documentation necessary under SEC Rule 15c2-11, prepare the resale registration statement and arrange for trading to begin on the OTC Bulletin Board Market or, if appropriate, the NASD Small Capitalization market.

3. Consultants' Availability. The Consultants shall provide the services reasonably required by the Company at such times and places as the Company reasonably may request during the Term. If thereafter the Company should seek to utilize one or more of the Consultants' services for substantial work, the Company shall pay additional compensation to each such Consultant for such excess service, in such amount as the Company and the Consultant mutually determine.

4.       Compensation.
         ------------

         (a) At such time as the Company's common stock begins trading on a recognized free trading market (i.e., NASDAQ Small Capitalization Market or Bulletin Board Market), Novacorp, Red Oak and Prinz shall each receive for their services shares equal to 2% of the issued and outstanding shares of the Company. Said shares shall be issued to or at the direction of Novacorp, Red Oak and Prinz and shall be restricted shares similar in nature to the existing shareholders unless otherwise agreed to by all parties. This 2% fee is intended to be full and complete compensation paid to each said Consultant for all agreed upon services. Said compensation will not be deemed to be earned until such time as the Company's common stock begins trading on a recognized free trading market (i.e., NASDAQ Small Capitalization Market or Bulletin Board Market) and a market maker firm has been engaged that is a member in good sanding of the NASD and which said market marker is prepared to file the necessary documentation in its own name, as is required under SEC rules. However, if the Company is acquired by, or merged into another entity or has substantially negotiated the terms of such a merger or acquisition prior to the termination of this Agreement pursuant to Section 9 below, then Novacorp,

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

                  Red Oak and Prinz shall each receive 0.5% of the outstanding capital stock of the Company prior to such acquisition or merger.

                  (c) The Consultants agree that all shares issued will have certain restrictions on trading unless otherwise agreed by all parties that the stock should be utilized to help establish a market for the stock. Except in the case of an acquisition or merger as described in the last sentence of Section 4(b) above, no stock or other securities will be issued unless Company has received proper approval and an agreeable market maker has accepted the role of promoting the organization.

                  (d) All shares of stock issued pursuant to this Agreement shall have "piggyback" registration rights of any registration the Company files with Securities & Exchange Commissions registering share of the Company's common stock. Furthermore, the Company agrees to file an S-8 Registration Statement as soon as practical in order to register the shares issued hereunder.

5. Expenses. The Company shall reimburse the Consultants for travel, administrative and other expenses actually incurred by Consultants in the course of performing their duties pursuant to this Agreement and with prior approval of Company. Company shall, within 2 days of receipt of properly substantiated and pre-approved expense reports, reimburse Consultants in accordance with the Company's expense reimbursement policies.

6. Tax. Consultants and Company each understand and acknowledge that the consultation compensation and value of the benefits provided by this Agreement may be taxable compensation and that the company will report such compensation to the applicable taxing authorities on IRS form 1099 if required to do so.

7. Nature of Relationship. Consultants are independent contractors in their relationship with the Company and are not entitled to any benefits or privileges now or hereafter extended by Company or its Affiliates to its employees; except those benefits specifically provided by this Agreement.

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

         Consultants shall set their own work schedule, appointments and travel. In addition, Consultants shall set their own place of work. Consultants shall not represent themselves as officers or employees of Company or any of its Affiliates and shall not make any commitments on behalf of the Company or its Affiliates, and is authorized to do nothing which will bind Company or its Affiliates unless specifically directed to do so by the Company.

8. Indemnification. The Company shall defend, indemnify and hold Consultants harmless from all liabilities and reasonable expenses (including but not limited to attorney's fees), judgments, fines or penalties which Consultants may incur that result from any claims, actions, suits or proceedings which arise due to Consultant's performance of his obligations under this Agreement, provided the consultants have not acted with negligence or with willful misconduct. The Consultants shall defend, indemnify and hold the Company harmless from all liabilities and reasonable expenses (including but not limited to attorneys' fees), judgments, fines or penalties which the company may incur that result from any claims, actions, suits or proceedings which arise due to the Company's performance of its obligations under this Agreement, provided the Company has not acted with negligence or with willful misconduct.

9. Termination. In the event that the Company has not filed a public registration statement with the SEC for trading its common stock on the NASDAQ Small Capitalization Market or Bulletin Board Market by December 31, 2001, this contract will terminate. Notwithstanding the foregoing, this contract will not terminate until February 28, 2002 if the Company's common stock is not trading on the NASDAQ Small Capitalization Market or Bulletin Board Market by no fault of any of the above-mentioned parties.

10. Governing Law. The validity, construction and enforceability of this Agreement shall be governed by the internal laws, and not the laws of conflicts of the Commonwealth of Virginia. It is agreed that the Commonwealth of Virginia shall be proper venue for any dispute arising herein, unless determined otherwise by a court of law.

11. Entire Agreement. This Agreement contains the entire agreement between the parties. all prior discussions, compensation, understandings, negotiations and agreements are merged herein. This Agreement may not be orally changed or cancelled, but may only be changed or canceled by an

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

         agreement to such effect in writing signed by the party against whom enforcement of same is sought.

12. Notices. Any notices which concern this Agreement shall be in writing and shall be delivered as follows (I) by telecopy, facsimile or actual delivery of the notice into the hands of the party entitled to receive it, in which case such notice shall be deemed given on the date of delivery; (ii) by registered or certified mail, return receipt requested, in which case such notice shall be deemed given three 93) days following the date of its mailing; or (iii) by Federal Express (or any other overnight carrier) in which case such notice shall be deemed given on the day following the date it is deposited with such carrier. All such notices shall be addressed as follows:

                           To the Company:
                                            David Greenberg, President
                                            Easy Money Holding Corporation
                                            5295 Greenwich Road, Suite 6
                                            Virginia Beach, VA  23462

                           To the Consultants:

                                            Frank Contaldo
                                            Novacorp, LLC
                                            112 N. First Street
                                            St. Charles, IL  60174

                                            John Prinz
                                            Prinz and Associates, LLC
                                            211 Waukegan Road, Suite 300
                                            Northfield, IL  60093

                                            Merrill Weber
                                            Red Oak Financial Corp.
                                            770 Frontage Road, Suite 134
                                            Northfield, IL  60093

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


         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first written above.


             COMPANY:

                                 EASY MONEY


                                 By: /s/ David Greenberg, President

             Consultants:

                                 NOVACORP, LLC


                                 By: /s/ Frank Contaldo
                                    -------------------------------
                                    (Its duly authorized officer)


                                 Frank Contaldo
                                 -------------------------------
                                    (Printed name and title)


                                 PRINZ AND ASSOCIATES, LLC

                                 By: /s/ John Prinz
                                     -------------------------------
                                     (Its duly authorized officer)


                                 John Prinz, Managing Member
                                 -------------------------------
                                      (Printed name and title)


                                 RED OAK FINANCIAL CORP.


                                 By: /s/ Joel Birnbaum, Chief Financial Officer
                                     ------------------------------------------
                                      (Its duly authorized officer)


                                 Joel Birnbaum
                                 --------------------------------
                                      (Printed name and title)


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